EXHIBIT INDEX

(h)(7) Transfer Agency Agreement between AXP Tax-Exempt Series, Inc. on behalf of AXP Intermediate Tax-Exempt Fund and AXP Tax-Exempt Bond Fund and American Express Client Service Corporation, dated May 1, 2003.

(h)(8) Fee Waiver Agreement between American Express Financial Corporation and American Express Client Service Corporation dated Dec. 1, 2003.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)       Independent Auditors' Consent.

(q)(1) Directors' Power of Attorney to sign amendments to this Registration Statement, dated January 7, 2004.